Exhibit 99.1

MYOS RENS Technology and MedAvail Inc. Announce Merger and Spin-Out of Muscle Health Business
CEDAR KNOLLS, N.J. and ONTARIO, CANADA, June 30, 2020 /PRNewswire/ — MYOS RENS Technology, Inc. (“MYOS”) (NASDAQ: MYOS), an advanced nutrition company and the owner of Fortetropin®, a proprietary bioactive composition that helps build lean muscle, and MedAvail, Inc. (“MedAvail”), a private, in-clinic telemedicine-enabled pharmacy organization that has developed and commercialized a proprietary robotic dispensing platform and home delivery operation focused on the Medicare Advantage market in the United States, or U.S, announced today that they have entered into a definitive Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) in which a wholly-owned subsidiary of MYOS will merge with and into MedAvail, with MedAvail being the surviving corporation and a wholly-owned subsidiary of MYOS (the "Merger").

In connection with the Merger, substantially all of the assets and liabilities of MYOS (except as specifically excluded) will be contributed to a subsidiary of MYOS prior to the closing of the Merger and the shares of the subsidiary will be distributed as a dividend immediately subsequent to the closing of the Merger to those MYOS shareholders of record as of prior to the closing of the Merger. The combined company will focus on advancing MedAvail's network of in-clinic pharmacies within Medicare sites across the U.S., while the current MYOS muscle health business will be spun off as a private unaffiliated company. MedAvail will pay the spun-out business $2 million in cash upon the closing of the Merger and issue a promissory note for an additional $3 million, payable in installments within one year of the closing of the Merger.

Upon stockholder approval and consummation of the Merger, the combined company is expected to operate under the name MedAvail Holdings, Inc. and to continue to trade on the Nasdaq Capital Market ("Nasdaq").
About the Proposed Transaction
Under the terms of the Merger Agreement, on a pro forma basis upon the closing of the Merger and the closing of anticipated financing, the current MYOS stockholders, in addition to receiving shares in MYOS's current muscle health business, will own approximately 3.5% of the combined company. MedAvail's security holders and new investors will own approximately 96.5% of the combined company (on a fully diluted basis), subject to the adjustments set forth in the Merger Agreement.
The transaction has been approved by the boards of directors of both companies, and is expected to close by December 31, 2020, subject to customary closing conditions. These conditions include, among others, approval by the Merger by MYOS shareholders and MedAvail stockholders, approval of the Merger by Nasdaq and MedAvail completing a financing of at least $30 million to be consummated concurrently with the closing of the Merger.

“We are excited about the proposed merger with MedAvail, which we believe has the potential to deliver significant value to MYOS stockholders. This transaction will provide our shareholders with equity in a well-capitalized, commercial stage healthcare technology company backed by marquee healthcare investors, while simultaneously infusing capital to support the ongoing private MYOS business. As a private entity, MYOS will have the ability to significantly reduce operating expenses and focus resources on the continued expansion of our client base, which will allow our customers to benefit from our Fortetropin-based brands and products in our animal health, age management and sports nutrition businesses,” said MYOS Chief Executive Officer Joseph Mannello.
Ed Kilroy, Chief Executive Officer of MedAvail, said, "This is the next step in our plan to execute our growth strategy within the U.S. Medicare market. We look forward to working with our partners and investors who include Express Scripts, Walgreens and Blue Cross Blue Shield of Arizona. Technology is clearly a core part of how healthcare will be delivered moving forward and we feel extremely well positioned."

Following the merger, Mr. Kilroy is expected to be appointed to serve as the post-merger combined company’s Chief Executive Officer. The board of directors for the post-merger combined company will consist of members who are currently directors of MedAvail. Following the merger, the post-merger combined company will be headquartered in Ontario, Canada.

H.C. Wainwright & Co. is acting as financial advisor to MYOS, and Hiller, PC and Ellenoff Grossman & Schole LLP are acting as legal counsel to MYOS. Cowen is acting as financial advisor to MedAvail, and Wilson Sonsini Goodrich & Rosati, PC is acting as legal counsel to MedAvail.

For additional information regarding the proposed Merger, please see MYOS’s Current Report on Form 8-K relating to the Merger, which will be filed promptly and can be obtained at the website of the United States Securities and Exchange Commission at www.sec.gov.

About MYOS RENS Technology, Inc.
MYOS RENS Technology Inc. (MYOS), "The Muscle Company®", is a Cedar Knolls, NJ-based advanced nutrition company that develops and markets products that improve muscle health and performance. MYOS is the owner of Fortetropin®, a fertilized egg yolk-based product manufactured via a proprietary process to retain and optimize its biological activity. Fortetropin has been clinically shown to increase muscle size, lean body mass and reduce muscle atrophy. MYOS believes Fortetropin has the potential to redefine existing standards of physical health and wellness and produces muscle health support products featuring Fortetropin under the names of Yolked®, Physician Muscle Health Formula®, MYOS Canine Muscle Formula®, (Regular & Vet Strength) and Qurr®. For more information, please visit www.myosrens.com.

About MedAvail, Inc.
MedAvail is a telemedicine-enabled pharmacy organization, providing turnkey in-clinic pharmacy services through its proprietary robotic dispensing platform and home delivery operations based in Ontario, Canada. Focused on Medicare Advantage clinics, MedAvail helps patients to optimize drug adherence, resulting in better health outcomes at lower cost. Since inception in 2012, MedAvail has been backed by leading healthcare organizations including Express Scripts, Walgreens and Blue Cross Blue Shield of Arizona.

Additional Information and Where to Find It
MYOS plans to file with the Securities and Exchange Commission, or SEC, and the parties plan to furnish to the securityholders of MYOS and MedAvail, a Registration Statement on Form S-4, in addition to a proxy statement/prospectus of MYOS which also will be included in an information statement of MedAvail, in connection with the proposed merger transaction. The proxy statement/prospectus/information statement described above will contain important information about MYOS, MedAvail, the proposed merger transaction and related matters. Investors are urged to read the proxy statement/prospectus/information statement carefully when it becomes available. Investors will be able to obtain free copies of these documents, and other documents filed with the SEC by MYOS, through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of these documents from MYOS by going to the MYOS Investor Relations web page at https://ir.myosrens.com/ and clicking on the link titled “SEC Filings” or by contacting MYOS’s Investor Relations group at the following: MYOS RENS Technology, Inc.: Joanne Goodford, 973-509-0444, jgoodford@myoscorp.com.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended ("Securities Act").

Participants in the Solicitation
The respective directors and executive officers of MYOS and MedAvail may be deemed to be participants in the solicitation of proxies or written consents from the security holders of MYOS and MedAvail in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement/prospectus/information statement described above.

Forward Looking Statements
This communication contains forward-looking statements which include, but are not limited to, statements regarding expected timing, completion and effects of the proposed merger transaction. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. MYOS’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the proposed merger transaction, satisfaction of closing conditions precedent to the consummation of the proposed merger transaction, potential delays in consummating the transaction and the ability of MYOS to timely and successfully achieve the anticipated benefits of the transaction. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in MYOS’s most recent filings with the SEC, including MYOS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on the MYOS Investor Relations page at https://ir.myosrens.com/ by clicking on the link titled “SEC Filings.” The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts MYOS’s and MedAvail’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

The forward-looking statements included in this communication are made only as of the date hereof. MYOS and MedAvail assume no obligation and does not intend to update these forward-looking statements, except as required by law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act.